                                                            EXHIBIT 99(a)(1)(i)

                             Grubb & Ellis Company

                       Offer to Purchase for Cash up to
                     7,000,000 Shares of its Common Stock
                    at a Purchase Price of $7.00 Per Share

    The offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Wednesday, January 17, 2001, unless the offer is extended.


   Grubb & Ellis Company ("Grubb & Ellis" or the "Company") hereby offers to purchase up to 7,000,000 shares of its common stock, $0.01 par value, at a price of $7.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the offer. The number of shares to be purchased by Grubb & Ellis includes shares that may be tendered upon conditional exercise of vested stock options with an exercise price of less than $7.00 per share ("Option Shares"), as described in Section 3. As used in this Offer to Purchase, unless otherwise noted, the term "shares" includes Option Shares. The relevant Memo to Optionees and Notice of Instructions (Options) applicable to tenders of Option Shares, Notice to ESPP Participants and Tender Instruction Form for ESPP Shares applicable to shares held in accounts under the Grubb & Ellis Employee Stock Purchase Plan ("ESPP Shares") and Letter to Participants and Trustee Direction Form applicable to shares held in the Grubb & Ellis 401(k) Plan ("401(k) Plan Shares") described in
Section 3 are also part of the terms of the offer.

   Only shares properly tendered and not properly withdrawn will be purchased. Since certain stockholders have indicated that they intend to tender an aggregate of more than 7,000,000 shares, it is expected that tendered shares will be purchased on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, except for "odd lots" which will be purchased on a priority basis. Shares not purchased in the offer will be returned as promptly as practicable following the Expiration Date (as defined in Section 1). See Section 3.

   The offer is not conditioned on any minimum number of shares being tendered. However, the offer is subject to other conditions, including Grubb & Ellis having obtained sufficient financing to purchase shares pursuant to the offer and to pay related fees and expenses. See Section 7.

   The shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "GBE." On December 4, 2000, the last full trading day before the announcement of the offer, the last reported sale price of the shares on the NYSE Composite Tape was $4.625 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 8.

   None of Grubb & Ellis, its Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the Company's reasons for making the offer. See Section 2. Certain major stockholders, directors and officers of Grubb & Ellis have indicated that they intend to tender, in the aggregate, approximately 15,584,149 shares beneficially owned by them (including shares underlying certain exercisable warrants and options). See Section 11.

   If you wish to tender all or any part of the shares registered in your name, you should follow the instructions described in Section 3 carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with your share certificates and any other required items, to Computershare Trust Company of New York, the Depositary. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the nominee if you desire to tender your shares.

   If you desire to tender your shares and certificates for your shares are not immediately available or cannot be delivered to the Depositary, or you cannot comply with the procedure for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date, you must tender your shares pursuant to the guaranteed delivery procedure set forth in Section 3.

   Optionees holding Option Shares granted under the Grubb & Ellis 1990 Amended and Restated Stock Option Plan, as amended and the Grubb & Ellis 1998 Stock Option Plan, as amended (together, the "Stock Option Plans"), participants in the Grubb & Ellis Employee Stock Purchase Plan (the "ESPP") and the Grubb & Ellis 401(k) Plan (the "401(k) Plan") who wish to tender any of their shares held in accounts under these plans, and holders of warrants to purchase shares who wish to tender any of such shares, must follow the separate instructions and procedures described in Section 3.

   You may request additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

   Grubb & Ellis has not authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your shares in the offer. You should rely only on the information contained in this document or to which Grubb & Ellis has referred you. Grubb & Ellis has not authorized anyone to provide you with information or to make any representation on behalf of us in connection with the offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the offer. If given or made, you should not rely on that information or representation as having been authorized by Grubb & Ellis or the Dealer Manager.

                     The Dealer Manager for the offer is:

                   [LOGO OF BANC OF AMERICA SECURITIES LLC]

December 15, 2000

                              SUMMARY TERM SHEET

   This summary highlights the most material information from this Offer to Purchase. To understand the offer fully and for a more complete description of the terms of the offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the offer. We have included page references to direct you to a more complete description of the topics in this summary.

         What security is Grubb & Ellis offering to purchase? (Page 1)

 . We are offering to purchase up to 7,000,000 shares of our common stock that stockholders properly tender in the offer.

 . Certain of our major stockholders, directors and officers have indicated that they intend to tender, in the aggregate, approximately 15,584,149 shares beneficially owned by them (including shares underlying certain exercisable warrants and options).

 . As a result, we expect that we will purchase tendered shares on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, except for "odd lots" which we will purchase on a priority basis.

 How much will Grubb & Ellis pay me for my shares and in what form of payment?
                                   (Page 13)

 . We will pay you a price of $7.00 per share, net to you in cash, for each of your shares that is properly tendered and not properly withdrawn and is purchased in the offer. We will make this payment as soon as practicable after the expiration of the offer period and determination of the proration factor.

 . Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment.

Does Grubb & Ellis have the financial resources to pay me for my shares? (Page
                                      17)

 . We intend to obtain approximately $40 million of the approximately $50 million of funds required to purchase the shares in the offer and pay related fees and expenses through an amended credit facility, which we intend to enter into prior to the expiration of the offer, and the remainder from cash from operations. Bank of America, N.A., and certain other lenders have provided a commitment, subject to customary conditions, to provide up to $55 million under the amended credit facility. The offer is conditioned upon our having obtained sufficient financing on terms and conditions satisfactory to us.

 When does the tender offer expire? Can Grubb & Ellis extend the offer, and if so, how will I be notified? (Page 30)

 .  The offer expires on Wednesday, January 17, 2001, at 5:00 p.m., New York
   City time, unless it is extended by us.

 .  We may extend the offer at any time.

 . We cannot assure you that we will extend the offer or, if we extend it, for how long.

 . If we extend the offer, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the offer.

                  What is the purpose of the offer? (Page 4)

 . The offer allows stockholders an opportunity to sell all or a portion of their investment in Grubb & Ellis at a premium over the recent stock price.

 . At the same time, we believe that the offer is an attractive use of our financial resources, will result in a more appropriate capital structure for us, and will allow us to maintain the financial flexibility we need to continue to execute our strategic plan. Accordingly, we believe that the offer is consistent with our corporate goal of increasing long-term stockholder value.

 . However, stockholders who choose not to tender their shares may also benefit from the offer. Non-tendering stockholders will own a greater interest in a company with potentially stronger earnings per share.

       What are the most significant conditions to the offer? (Page 15)

 . Our obligation to accept for payment, purchase and pay for any shares tendered depends upon a number of conditions, including:

  (a) We shall have obtained approximately $40 million of long-term financing on terms and conditions satisfactory to us, in our reasonable judgment.

  (b) No legal action shall have been threatened, pending or taken, that might adversely affect the offer.

  (c) No one shall have proposed, announced or made a tender or exchange offer (other than the offer), merger, business combination or other similar transaction involving us.

                      How do I tender my shares? (Page 8)

 . If you are the registered holder of your shares and decide to tender your shares, you must:

  (a) Deliver your shares by mail, physical delivery or book-entry transfer and deliver a completed and signed Letter of Transmittal or an Agent's Message to the Depositary before 5:00 p.m. on Wednesday, January 17, 2001, or such later time and date to which we may extend the offer; or

  (b) If certificates for your shares are not immediately available for delivery to the Depositary, comply with the guaranteed delivery procedure before 5:00 p.m. on Wednesday, January 17, 2001, or such later time and date to which we may extend the offer; or

  (c) If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you wish to tender your shares.

 . Contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

 . Holders of vested options with an exercise price of less than $7.00 per share granted under the Grubb & Ellis Company 1990 Amended and Restated Stock Option Plan, as amended, and the Grubb and Ellis 1998 Stock Option Plan, as amended, may either:

  (a) conditionally exercise such options (that is, exercise them if and only to the extent that the Option Shares are purchased in the offer) on a "cashless" basis and tender the underlying Option Shares by following the special instructions and procedures for optionees described in
      Section 3, or

  (b) exercise their vested options and tender shares issued upon exercise by following the instructions and procedures for tendering stockholders described in Section 3.

 . Holders of warrants may exercise their warrants and tender shares issued upon exercise by following the instructions and procedures described in
   Section 3.

 .  Participants in the Grubb & Ellis Employee Stock Purchase Plan and the
   Grubb & Ellis 401(k) Plan who wish to tender any of the shares held on their behalf in those plans must instruct the plan administrator and plan trustee, respectively, to tender their shares by following the instructions and procedures described in Section 3.

 . Holders of shares which were not exchanged in the one-for-five stock split as of January 29, 1993 may tender their shares by following the instructions and procedures described in Section 3.

     Until what time can I withdraw previously tendered shares? (Page 13)

 . You may withdraw your tendered shares at any time before 5:00 p.m. on Wednesday, January 17, 2001 or such later time and date to which we may extend the offer, and, unless we have already accepted your shares for payment by us, at any time after February 13, 2001.

   In what order will tendered shares be purchased? Will tendered shares be prorated? (Page 2)

 . First, We will purchase shares from all holders of "odd lots" of less than 100 shares (not including any ESPP Shares, 401(k) Plan Shares or Option Shares) who properly tender all of their shares; and

 . Second, after purchasing all shares from the "odd lot holders," we will then purchase shares from all other stockholders who properly tender shares on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, subject to the conditional tender provisions described in Section 6 and in the order of priority, if any, designated by registered holders tendering shares, optionees tendering shares underlying options, and participants in our Employee Stock Purchase Plan and 401(k) Plan tendering shares held in accounts under those plans, as described in
   Section 1.

 . Since certain stockholders have indicated that they intend to tender an aggregate of more than 7,000,000 shares, it is expected that we will purchase tendered shares on a pro rata basis (except for "odd lots" which we will purchase on a priority basis).

 What do Grubb & Ellis and its Board of Directors think of the offer? (Page 1)

 . While our Board of Directors has authorized the offer, none of the Company, the Board, the Dealer Manager or the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your shares.

 . Certain of our major stockholders, directors and officers have indicated that they intend to tender, in the aggregate, approximately 15,584,149 shares beneficially owned by them (including shares underlying certain exercisable warrants and options).

 . You must decide whether to tender your shares and, if so, how many shares to tender. We expect that shares tendered by stockholders (other than holders of odd lots) will be prorated.

            What is the recent market price of my shares? (Page 17)

 . On December 4, 2000, the last full trading day before the announcement of the offer, the last reported sale price of the shares on the NYSE Composite Tape was $4.625 per share.

 . On December 13, 2000, the most recent practicable trading day prior to the commencement of the offer, the last reported sale price of the shares on the NYSE Composite Tape was $5.50 per share.

 . Stockholders are urged to obtain current market quotations for their shares.

         Who do I contact if I have questions about the tender offer?

   For additional information or assistance, you may contact:

 .  Information Agent:

                              MORROW & CO., INC.
                                445 Park Avenue
                                   5th Floor
                           New York, New York 10022
                         Call Collect: (212) 754-8000
                        Banks and Brokerage Firms Call:
                                (800) 654-2468
                           Stockholders Please Call:
                                (800) 607-0088

 .  Dealer Manager:

                        BANC OF AMERICA SECURITIES LLC
                               9 W. 57th Street
                              New York, NY 10019
                                (212) 583-8537
                           1-888-583-8900 ext. 8537

                               TABLE OF CONTENTS

 Section                                                                  Page
 -------                                                                  ----
 SUMMARY TERM SHEET......................................................   i

 INTRODUCTION............................................................   1

 THE OFFER...............................................................   2

  1. Number of Shares; Purchase Price; Proration........................    2

  2. Purpose of the Offer; Certain Effects of the Offer.................    4

  3. Procedures for Tendering Shares....................................    8

  4. Withdrawal Rights..................................................   13

  5. Purchase of Shares and Payment of Purchase Price...................   13

  6. Conditional Tender of Shares.......................................   14

  7. Conditions of the Offer............................................   15

  8. Price Range of Shares..............................................   17

  9. Source and Amount of Funds.........................................   17

 10. Certain Information Concerning Grubb & Ellis.......................   18

 11. Interests of Directors and Executive Officers; Transactions and
      Arrangements Concerning the Shares................................   25

 12. Effects of the Offer on the Market for Shares; Registration Under
      the Exchange Act..................................................   27

 13. Certain Legal Matters; Regulatory Approvals........................   27

 14. Certain United States Federal Income Tax Consequences..............   28

 15. Extension of the Offer; Termination; Amendment.....................   30

 16. Fees and Expenses..................................................   31

 17. Miscellaneous......................................................   32

                                      (iv)

                          FORWARD LOOKING STATEMENTS

   This Offer to Purchase, including the Summary, the Introduction, Section 2 and Section 10, contains statements that are not historical facts and constitute projections, forecasts or forward-looking statements. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making projections, forecasts or forward-looking statements. These statements are not guarantees of performance. They involve risks, uncertainties and assumptions that could cause our future results and stockholder value to differ materially from those expressed in these statements. Many of the factors that will determine these results and value are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future. These risks and uncertainties include, among others:

  . the volume of transactions and prices for real estate in the real estate markets generally;

  . a general or regional or local market economic downturn that would create a recession in the real estate markets;

  . the definitive terms of the credit facilities pursuant to which the Company expects to obtain the financing necessary to complete the offer;

  . the Company's increased debt level and ability to make principal and interest payments;

  . expenses or capital requirements related to initiatives, investments in people, technology and service improvements;

  .  the success of new initiatives and investments;

  .  the ability of the Company to integrate acquired companies and assets;

  .  control by existing stockholders; and

  . other factors described in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000 and in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. See Section 10.

  . Please be advised that the safe harbor protections of the Private Securities Litigation Reform Act of 1995 are not available to statements made in connection with a tender offer.

                                      (v)

To the Holders of Common Stock of Grubb & Ellis Company:

                                 INTRODUCTION

   Grubb & Ellis Company hereby offers to purchase up to 7,000,000 shares of its common stock, par value $0.01, at a price of $7.00 per share, net to the seller in cash, without interest. Grubb & Ellis' offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the offer. The number of shares to be purchased by Grubb & Ellis includes Option Shares as described in Section 3. As used in this Offer to Purchase, unless otherwise noted, the term "shares" includes Option Shares. The relevant Memo to Optionees and Notice of Instruction (Options) applicable to tenders of Option Shares, Notice to ESPP Participants and Tender Instruction Form for ESPP Shares and Letter to Participants and Trustee Direction Form applicable to 401(k) Plan Shares described in Section 3 are also part of the terms of the offer.

   Only shares properly tendered and not properly withdrawn will be purchased. Since certain stockholders have indicated that they intend to tender an aggregate of more than 7,000,000 shares, it is expected that tendered shares will be purchased on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, except for "odd lots" which will be purchased on a priority basis. See Section 1. Shares not purchased because of proration or conditional tenders will be returned as promptly as practicable following the Expiration Date. See Section 3.

   The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions, including Grubb & Ellis having obtained sufficient financing to purchase shares pursuant to the offer and to pay related fees and expenses. See Section 7.

   The Board of Directors of Grubb & Ellis has authorized the offer. However, none of Grubb & Ellis, its Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender. In doing so, you should consider Grubb & Ellis' reasons for making the offer. See Section 2. Certain major stockholders, directors and officers of Grubb & Ellis have indicated that they intend to tender, in the aggregate, approximately 15,584,149 shares beneficially owned by them (including shares underlying certain exercisable warrants and options). See Section 11.

   If, as expected, at the expiration of the offer more than 7,000,000 shares (or a greater number of shares as Grubb & Ellis may elect to purchase--see below) are properly tendered and not properly withdrawn, Grubb & Ellis will buy shares first from all Odd Lot Holders (as defined in Section 1) who properly tender all their shares, and second, on a pro rata basis from all other stockholders who properly tender shares, subject to any conditional tenders and appropriate adjustments to avoid the purchase of fractional shares. See Section 1.

   The purchase price will be paid net to the tendering stockholders in cash, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary, holders of options who conditionally exercise their options and tender the underlying Option Shares and holders of ESPP Shares and 401(k) Plan Shares who tender such shares will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by Grubb & Ellis in the offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply if stockholders tender shares through such nominees and not directly to the Depositary. See Sections 3 and 14 regarding certain tax consequences of the offer.

   Grubb & Ellis will pay all fees and expenses incurred in connection with the offer by Computershare Trust Company of New York, the Depositary for the offer, Morrow & Co., Inc., the Information Agent for the offer, Banc of America Securities LLC, the Dealer Manager for the offer, E*TRADE Business Solutions, the administrator of the ESPP and the Stock Option Plans, and Fidelity Management Trust Company, the Trustee of the 401(k) Plan. See Section 16.

   As of December 8, 2000, Grubb & Ellis had 19,934,622 issued and outstanding shares, 2,629,505 shares reserved for issuance upon exercise of outstanding stock options under the Stock Option Plans (of which options to purchase 855,305 shares have an exercise price of less than $7.00 and are or will be vested by January 17, 2001), and 2,285,899 shares reserved for issuance upon exercise of outstanding warrants. The 7,000,000 shares that Grubb & Ellis is offering to purchase pursuant to the offer represent approximately 33% of Grubb & Ellis' shares outstanding (including the 855,305 Option Shares, and 348,541 shares issuable upon exercise of warrants that are expected to be tendered) on December 8, 2000. The shares are listed and traded on the New York Stock Exchange under the symbol "GBE." On December 4, 2000, the last full trading day before the announcement of the offer, the last reported sale price of the shares as reported on the NYSE Composite Tape was $4.625 per share. On December 13, 2000, the most recent practicable trading date prior to commencement of the offer, the last reported sale price of the shares was $5.50 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 8.

Special Information for Holders of Certain Types of Shares

   Holders of shares held in accounts under the ESPP or the 401(k) Plan and of vested options under the Stock Option Plans with an exercise price of less than $7.00 per share who wish to tender their ESPP Shares, 401(k) Plan Shares or Option Shares, respectively, must follow the procedures described in
Section 3 under "Special Procedures for Holders of Option Shares, ESPP Shares and 401(k) Plan Shares." Instructions for the tender of ESPP Shares and 401(k) Plan Shares must be received by the parties named in Section 3 at least three business days prior to the Expiration Date. Instructions for the conditional exercise of options and tender of Option Shares must be received by Grubb & Ellis at least five business days prior to the Expiration Date. Section 14 sets forth information about tax considerations with respect to tenders of Option Shares, ESPP Shares and 401(k) Plan Shares.

   Holders of warrants may exercise their warrants and tender shares issued upon exercise by following the instructions described in Section 3.

   Holders of shares which were not exchanged in the one-for-five stock split as of January 29, 1993 may tender their shares by following the instructions described in Section 3.

                                   THE OFFER

1. Number of Shares; Purchase Price Proration.

   Upon the terms and subject to the conditions of the offer, Grubb & Ellis will purchase up to 7,000,000 shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, as defined below, at a price of $7.00 per share, net to the seller in cash, without interest.

   The term "Expiration Date" means 5:00 p.m., New York City time, on Wednesday, January 17, 2001. Grubb & Ellis may, in its sole discretion, extend the period of time during which the offer will remain open. In the event of an extension, the term "Expiration Date" will refer to the latest time and date at which the offer, as extended by Grubb & Ellis, will expire. See Section 15 for a description of the Company's right to extend, delay, terminate or amend the offer.

   In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender shares must specify the number of shares they are willing to sell to Grubb & Ellis.

   Only shares properly tendered and not properly withdrawn will be purchased. Since certain stockholders have indicated that they intend to tender an aggregate of more than 7,000,000 shares, it is expected that tendered shares will be purchased on a pro rata basis (other than odd lots which will be purchased on a priority basis). All shares tendered and not purchased pursuant to the offer, including shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at Grubb & Ellis' expense as promptly as practicable following the Expiration Date. The proration period also expires on the Expiration Date.

   Grubb & Ellis reserves the right to purchase more than 7,000,000 shares pursuant to the offer. In accordance with applicable regulations of the Securities and Exchange Commission, Grubb & Ellis may purchase pursuant to the offer an additional amount of shares not to exceed 2% of the outstanding shares without amending or extending the offer. See Section 15.

   If Grubb & Ellis (1) increases or decreases the price that may be paid for shares above or below $7.00 per share, (2) increases the number of shares that it may purchase in the offer by more than 2% of the outstanding shares or (3) decreases the number of shares that it may purchase in the offer, then the offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

   Priority of Purchases. If, as expected, more than 7,000,000 shares (or a greater number of shares as Grubb & Ellis may elect to purchase) have been properly tendered and not properly withdrawn before the Expiration Date, Grubb & Ellis will purchase properly tendered shares on the basis set forth below:

  . First, Grubb & Ellis will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

    (1) tenders all shares owned beneficially or of record by the Odd Lot Holder (tenders of less than all of the shares owned by the Odd Lot Holder will not qualify for this preference); and

    (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

  . Second, after the purchase of all of the shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in
     Section 6, Grubb & Ellis will purchase all other shares tendered on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, as described below.

   If, as expected, more than 7,000,000 shares have been tendered, ESPP Shares, Option Shares and 401(k) Plan Shares will each be separately subject to the same proration as all other shares, with the following additional administrative rules applicable to the ESPP Shares and Option Shares and those instructions set forth in Section 3:

  . Stockholders tendering ESPP Shares may direct Grubb & Ellis to purchase shares in a specific order. If the holder of ESPP Shares does not so direct, Grubb & Ellis will purchase the ESPP Shares in order of their original purchase price beginning with the lowest purchase price.

  . Optionees who are eligible to conditionally exercise their options and tender the resulting Option Shares may direct the order in which such options will be exercised. If the optionee does not so direct, then options will be exercised based on exercise price, with the lowest priced options exercised first.

   Odd Lots. The term "odd lots" means all shares tendered by any person (an "Odd Lot Holder") who owned beneficially or of record an aggregate of fewer than 100 shares (not including any ESPP Shares, 401(k) Plan Shares or Option Shares) and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares, or with respect to any ESPP Shares, 401(k) Plan Shares or Option Shares. By tendering in the offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of the stockholder's shares pursuant to the offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

   Any stockholder who holds certificates representing fewer than 500 shares of the Company's common stock which were issued before January 29, 1993 and were not exchanged in the one-for-five reverse stock split at that time, and does not hold, beneficially or of record, any other shares, could tender their shares under the "Odd Lot" provisions, because such certificates represent, upon exchange, fewer than 100 shares. See Section 3 for instructions for tendering certificates for shares not exchanged in the one-for-five reverse stock split.

   Grubb & Ellis also reserves the right, but will not be obligated, to purchase all shares properly tendered by any stockholder who tenders any shares owned beneficially or of record and who, as a result of proration, would then own beneficially or of record an aggregate of fewer than 100 shares. If Grubb & Ellis exercises this right, it will increase the number of shares that it is offering to purchase in the offer by the number of shares purchased through the exercise of the right.

   Proration. If, as expected, proration of tendered shares is required, Grubb & Ellis will determine the proration factor as promptly as practicable following the Expiration Date. Proration for each stockholder tendering shares, other than Odd Lot Holders, will be based on the ratio of the number of shares tendered by the stockholder to the total number of shares tendered by all stockholders, other than Odd Lot Holders, subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in
Section 6, Grubb & Ellis does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the offer until approximately seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain preliminary proration information from the Dealer Manager or the Information Agent and also may be able to obtain the information from their brokers.

   As described in Section 14, the number of shares that Grubb & Ellis will purchase from a stockholder pursuant to the offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder's decision whether or not to tender shares. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder's name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6. Holders of ESPP Shares and Option Shares have the opportunity to designate the order in which such shares will be purchased in the event less than all of such shares tendered are purchased as a result of proration. Holders of ESPP Shares and Option Shares are urged to read the instruction letters delivered to them with this Offer to Purchase.

   This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on Grubb & Ellis' stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Offer; Certain Effects of the Offer.

   In 1997 Grubb & Ellis commenced a three-year rebuilding program that focused on transforming the Company from a national transaction-focused brokerage firm to a global, full-service provider of real estate services, returning Grubb & Ellis to profitability and improving annual revenue growth and the condition of its balance sheet. The Company pursued several initiatives designed to help meet its goal of enhancing the quality of its service lines and expanding and diversifying sources of revenue beyond traditional commercial brokerage and property and facilities management. These strategic initiatives included

  . continuing to build its Corporate Services Group and Institutional Services Group,

  .  expanding its national affiliate program,

  . investing in technology systems designed to provide a scalable platform for growth and efficiently deliver and share data with clients,

  . completing several acquisitions that reinforced its strategy of increasing its presence in key markets, and

  . establishing a global strategic alliance with Knight Frank, a London based international real estate services company.

   In August 1999, Grubb & Ellis announced an open market stock repurchase program to repurchase up to $3,000,000 of its common stock from time to time as market conditions warranted. The Company has purchased 359,900 shares of common stock pursuant to that program at a total cost of approximately $1,938,000.

   In March 2000, as part of its continuing goal of enhancing stockholder value, Grubb & Ellis engaged Banc of America Securities LLC ("BAS") to assist the Board and management in reviewing and evaluating strategic alternatives, including a potential acquisition or merger or sale of the Company. As part of such review, a number of potential buyers, both strategic and financial, for the Company were identified and contacted. This process accelerated following the resignation of the Company's chief executive officer in May 2000. A number of companies reviewed information concerning the Company and a few provided preliminary indications of interest with respect to a possible acquisition of the Company. No offer was made or agreement was reached with any of these companies concerning the acquisition of the Company.

   In October 2000, the Board, in conjunction with its financial advisor, BAS, continued to review the strategic alternatives of the Company. The process of evaluating the strategic alternatives reinforced the Board of Directors' belief that Grubb & Ellis is an industry leader. The Board concluded, as a result of the process, that the value of the Company's business is not reflected in its stock price today, and that an investment in Grubb & Ellis could be an effective and efficient use of the Company's capital. The Board therefore appointed a special committee of independent directors to consider a self-tender offer by the Company for the shares and to make recommendations to the Board regarding the terms and conditions of an offer. The special committee, following its review and with the advice and assistance of BAS, recommended that the Board approve a self-tender offer for up to 7,000,000 shares at $7.00 per share through the use of not more than $40 million of debt and approximately $10 million of operating cash flow. Following further review, the Board concluded that the interests of the Company and its stockholders, employees and clients are best served at this time by Grubb & Ellis remaining independent and continuing to invest in the Company's infrastructure, including employees, and pursue strategic acquisitions that have the potential to broaden its geographic reach, increase its market share and/or expand the depth and breadth of its current lines of business. Upon the special committee's recommendations, and upon the advice of BAS and counsel, the full Board, by vote of all directors present, approved the offer. After the close of business on December 4, 2000, the Company announced its intention to make the offer.

   In connection with its decision to pursue the offer, the Board determined to accelerate its search for a new chief executive officer. The Company has retained the executive search firm of Seiden Krieger Associates, Inc. to lead the process. Until a CEO is selected, three members of senior management-- Maureen A. Ehrenberg, President of Grubb & Ellis Management Services, Inc., John G. Orrico, President of Real Estate Advisory Services, and Brian D. Parker, Executive Vice President--will continue to manage the Company's day-to-day activities. The Company may make changes in these executives' compensation in light of their increased responsibilities.

   In considering the offer, the Board took into account the expected financial impact of the offer, including the Company's increased long-term obligations under its bank credit agreement as a result of the offer, as described in Section 9. The Board believes that, in light of Grubb & Ellis' financial condition and outlook and current market conditions, including recent trading prices of the common stock, the offer is an attractive use of the Company's financial resources as it will

  . provide liquidity to stockholders at a premium to the recent stock price,

  .  result in a more appropriate capital structure for the Company, and

  . allow the Company to maintain the financial flexibility it needs to continue to execute its strategic plan.

   Accordingly, the Company believes that the offer is consistent with its corporate goal of increasing long-term stockholder value. After the offer is completed, assuming the incurrence of $40 million of debt for the repurchase, the Company believes that its capital structure will be strong enough to allow it to continue to make the necessary investments in technology, people and service delivery as well as to make selective synergistic acquisitions. Grubb & Ellis believes that its anticipated cash flow from operations, access to credit facilities and capital markets, and financial condition will, taken together, be adequate for its needs for the foreseeable future. However, actual experience may differ significantly from the Company's expectations. Future events, such as the condition of the real estate markets, regulatory developments, adverse effects on operations, or levels of capital and other expenditures, could have the effect of reducing the Company's available cash or might reduce or adversely affect the availability or cost of external financial resources. Grubb & Ellis expects that its strategic review, including the write-off of certain deferred costs incurred in connection with amending its credit facilities to provide funds for the offer, will impact earnings in its second quarter ending December 31, 2000. As such, as announced on December 4, 2000, the Company expects to report earnings of approximately $.20 per diluted share, which is below then current analyst estimates.

   The offer allows stockholders an opportunity

  . to sell a portion of their investment in Grubb & Ellis at a premium over the recent stock price while retaining a continuing equity interest in the Company, and

  . to sell shares for cash without the usual transaction costs associated with open market sales, subject to the terms and conditions of the offer (including proration) and, if such shares are held through a broker, dealer, commercial bank, trust company or other nominee and tendered by such nominee, subject to any transaction costs assessed by the nominee, and allows Odd Lot Holders who hold shares in their names and tender all of their shares directly to the Depositary, and whose shares are purchased pursuant to the offer, to avoid the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their shares in an NYSE transaction.

   Stockholders who determine not to accept the offer will realize a proportionate increase in their relative ownership interest in the Company and thus in its future earnings and assets. There can be no assurance that the Company will not issue additional shares and other equity securities in the future. Non-tendering stockholders will own a greater interest in a company with potentially stronger earnings per share, although Grubb & Ellis cannot assure you that it will achieve that earnings per share growth.

   Stockholders may be able to sell shares which are not tendered, or tendered and not purchased, in the offer in the future on the NYSE or otherwise, at a net price higher than the purchase price in the offer. Grubb & Ellis can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by the Company in the offer.

   In addition, although it has no current plans to do so, following the offer the Company may purchase additional shares in the open market (including pursuant to the previously approved open market repurchase program), in private transactions, through tender offers or otherwise, subject to applicable regulations. Future purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits Grubb & Ellis and its affiliates from purchasing any shares other than pursuant to the offer, until at least ten business days after the Expiration Date. Any future purchases by Grubb & Ellis, including purchases pursuant to its open market repurchase program, will depend on many factors, including:

  .  the market price of the shares;

  .  the results of the offer;

  .  the Company's business and financial position; and

  .  general economic and market conditions.

In addition, Grubb & Ellis does not presently intend to repurchase shares if such repurchases could have the effect of causing the common stock to be delisted from the NYSE (see Section 12) or become eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

   Shares that Grubb & Ellis acquires in the offer will immediately be canceled and restored to the status of authorized but unissued shares and will be available for the Company to issue without further stockholder action (except as required by applicable law or stock exchange rules) for all purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital and the satisfaction of obligations under existing or future employee compensation plans. Grubb & Ellis has no current plans for the issuance of shares repurchased pursuant to the offer.

   Except as disclosed in this Offer to Purchase, Grubb & Ellis currently has no plans, proposals or negotiations underway that relate to or would result in:

  . any extraordinary transaction, such as a merger, reorganization or liquidation, involving Grubb & Ellis or any of its subsidiaries;

  . any purchase, sale or transfer of a material amount of assets of Grubb & Ellis or any of its subsidiaries, taken as a whole;

  . any material change in the present dividend rate or policy, or indebtedness or capitalization of Grubb & Ellis;

  . any change in the present Board of Directors or management of Grubb & Ellis, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

  . any other material change in Grubb & Ellis' corporate structure or business;

  . any class of equity securities of Grubb & Ellis to be delisted from a national securities exchange;

  . any class of equity securities of Grubb & Ellis becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

  .  the suspension of Grubb & Ellis' obligation to file reports under
     Section 15(d) of the Exchange Act;

  . the acquisition by any person of additional securities of Grubb & Ellis, or the disposition of securities of Grubb & Ellis; or

  . any changes in Grubb & Ellis' charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Grubb & Ellis.

   The Board of Directors of Grubb & Ellis has authorized the offer. However, none of Grubb & Ellis, its Board of Directors, the Dealer Manager or the Information Agent makes any recommendation to stockholders as to whether to tender or refrain from tendering their shares, and neither has authorized any person to make any recommendation. Stockholders are urged to evaluate carefully all information in the offer, consult with their own investment and tax advisors and make their own decision whether to tender and, if so, how many shares to tender. Certain major stockholders, directors and officers of Grubb & Ellis have indicated that they intend to tender an aggregate of approximately 15,584,149 shares (including shares underlying certain exercisable warrants and options). See Section 11.

3. Procedures for Tendering Shares.

 Proper Tender of Shares. For shares to be tendered properly pursuant to the offer:

   (1) the certificates for the shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

   (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

   In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the offer must indicate the number of shares being tendered.

   In addition, Odd Lot Holders who tender all of their shares must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

   Stockholders holding their shares through a broker, dealer, commercial bank, trust company or other nominee, must contact the nominee in order to tender their shares. Stockholders who hold shares through nominee stockholders are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

   Stockholders may tender shares subject to the condition that all, a specified minimum number of shares or none be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to determine the minimum number of shares to be purchased. ESPP Shares, 401(k) Plan Shares and Option Shares are not eligible for conditional tenders. STOCKHOLDERS SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Section 14.

   Holders of vested options to purchase shares with an exercise price of less than $7.00 per share who wish to conditionally exercise their options and tender any of their Option Shares, and participants in the ESPP and 401(k) Plan who wish to tender any of their ESPP Shares or 401(k) Plan Shares must follow the separate instructions described below under "Special Procedures for Holders of Option Shares, ESPP Shares and 401(k) Plan Shares." Optionees holding vested options to purchase shares (without regard to exercise price) may also exercise their options and tender the shares received upon exercise in accordance with the instructions and procedures described in Section 3 with respect to shares generally. Except for the conditional exercise of an option in accordance with the Notice of Instructions (Options), the exercise of an option cannot be revoked even if the shares received upon the exercise and tendered in the offer are not purchased for any reason.

   Warrants. Holders of warrants who wish to tender the underlying shares must exercise the warrants and tender the shares received upon exercise in accordance with the instructions and procedures described in this Section 3 with respect to shares generally. Holders of warrants may exercise the warrants by delivery to the Company, c/o the Assistant General Counsel, 1646
N. California Blvd., Suite 500, Walnut Creek, CA 94596, of the warrants, along with an exercise agreement and a request to exercise on a cashless basis or the payment of the exercise price pursuant to the requirements of the warrants. The warrants must be validly exercised at least five business days prior to the Expiration Date in order for the Company to issue the shares in sufficient time to permit their tender prior to the Expiration Date. In no event are any warrants to be delivered to the Depositary in connection with a tender of shares hereunder. An exercise of a warrant cannot be revoked even if shares received upon the exercise and tendered in the offer are not purchased in the offer for any reason.

   Unexchanged Shares. Holders of certificates representing shares issued prior to January 29, 1993 that have not been exchanged for new shares following the Company's one-for-five reverse stock split may tender such shares by one of the procedures available for shares generally. Each share represented by such certificates will be treated as .202418 shares for the purpose of the offer. The reason for this treatment is that, effective
January 29, 1993, each five shares held were converted to one share, and in addition, the Company redeemed certain preferred stock purchase rights which were outstanding at the same time. The rights redeemed amounted to $.01 per share, and each $3.92 in redeemed rights was equivalent to one share after the reverse split. If less than all of such holder's shares are purchased in the offer, the holder will receive from the Depositary certificates for shares with the current CUSIP number representing the appropriate number of exchanged shares in accordance with such ratio. Cash will be paid in lieu of any fractional shares resulting from the exchange and tender of such shares.

   Signature Guarantees and Method of Delivery. No signature guarantee is required if:

  (1) the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the shares) tendered and the holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

  (2) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

   If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

   In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility, as described above), a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

   The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the shares by causing the Book-Entry Transfer Facility to transfer shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Grubb & Ellis may enforce such agreement against the participant.

   Guaranteed Delivery. If a stockholder desires to tender shares pursuant to the offer and the stockholder's share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary before the Expiration Date, the shares still may be tendered, if all of the following conditions are satisfied:

  (1) the tender is made by or through an Eligible Institution;

  (2) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Grubb & Ellis has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

  (3) the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

   Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned as promptly as practicable after the expiration or termination of the offer or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder. ESPP Shares and 401(k) Plan Shares not purchased will be returned to the administrator for the ESPP or the Trustee for the 401(k) Plan, as applicable.

   Special Procedures for Holders of Option Shares, ESPP Shares and 401(k) Plan Shares.

   Option Shares, ESPP Shares, and 401(k) Plan Shares may not be tendered by a Letter of Transmittal. Proper tender may only be made by following the separate instructions and procedures applicable to each type of shares that are described below. Please note that the deadlines for submitting instructions regarding the tender of Option Shares, ESPP Shares and 401(k) Plan Shares are earlier than the Expiration Date. The deadline for submitting the tender instructions for the ESPP Shares and 401(k) Plan Shares is three business days prior to the Expiration Date. The deadline for submitting instructions regarding the conditional exercise of options and the tender of such underlying Option Shares is five business days prior to the Expiration Date.

   Option Shares. Optionees with vested (but unexercised) options to purchase shares granted under the Stock Option Plans with an exercise price of less than $7.00 per share may conditionally exercise some or all of such options as part of the offer by instructing Grubb & Ellis to tender all of the Option Shares resulting from the exercise. This exercise of options is "conditional" because the optionee is deemed to exercise the option (and pay the exercise price) only if and to the extent that the Company actually purchases the Option Shares in the offer. If the Company does not purchase an Option Share, the option for the Option Share will not be deemed exercised and will remain outstanding. The Company will, as an accommodation to the optionees planning to tender Option Shares in the offer, permit a "cashless" exercise of such options. In this event, the consideration received by optionees whose Option Shares are purchased in the offer will be the difference between $7.00 and the exercise price relating to the Option Shares so purchased (less applicable tax withholding). Optionees who wish to conditionally exercise their options and tender the resulting shares may not use the Letter of Transmittal. Rather, such optionees must follow the procedures set forth in the Memo to Optionees and the Notice of Instructions (Options), printed on beige paper and mailed to them with this Offer to Purchase. Optionees are urged to read the Memo to Optionees and the Notice of Instructions (Options) carefully.

   Optionees eligible to conditionally exercise their options, may direct on the Notice of Instructions (Options) the order in which an optionee wishes to have his or her options exercised. If an optionee does not direct the order in which he or she wishes to have the options exercised, then options will be exercised in order of exercise price, beginning with options having the lowest exercise price.

   Optionees may also exercise vested but unexercised options (regardless of exercise price) in accordance with the terms of the applicable Stock Option Plan and tender the shares received upon exercise in accordance with the instructions and procedures described in this Section 3 with respect to shares generally.

   Employee Stock Purchase Plan. Holders of ESPP Shares through E*TRADE as Administrator of the ESPP may not use the Letter of Transmittal to direct the tender of their ESPP Shares. Rather, holders of such ESPP Shares must follow the procedures for tender described in the Notice to ESPP Participants and the Tender Instruction Form for ESPP Shares, printed on gold paper and mailed to them with this Offer to Purchase, to instruct E*TRADE as the administrator of the ESPP to tender shares held in their accounts under the ESPP. On the Tender Instruction Form for ESPP Shares, each participant may designate that all or some of the ESPP Shares credited to his or her account under the ESPP be tendered. Participants tendering ESPP Shares may direct Grubb & Ellis to purchase such shares in a specific order. If the holder of ESPP Shares does not so direct, Grubb & Ellis will purchase the ESPP Shares in order of their original purchase price beginning with the lowest purchase price. Any ESPP shares tendered but not purchased will be returned to the participant's ESPP account. Participants in the ESPP are urged to read the Notice to ESPP Participants and Tender Instruction Form for ESPP Shares carefully. Participants in the ESPP who hold certificates in their own names for shares purchased under the ESPP and who wish to tender those shares should comply with the instructions for tendering shares generally and use the Letter of Transmittal.

   401(k) Plan. Participants in the 401(k) Plan may instruct Fidelity Management Trust Company as the Trustee of the 401(k) Plan, to tender some, all or none of the shares held in their account under the 401(k) Plan by following the procedures described in the Letter to Participants and the Trustee Direction Form, printed on white paper and mailed to them with this Offer to Purchase. Participants in the 401(k) Plan cannot use the Letter of Transmittal to direct the tender of shares, but must use the Trustee Direction Form.

   The terms of the 401(k) Plan normally prohibit participants from directing the Trustee to sell the shares of Grubb & Ellis stock held in their accounts or regarding the investment of those shares. However, the 401(k) Plan has been amended by Grubb & Ellis to permit participants to direct the Trustee as to the tender of their shares under the 401(k) Plan. The proceeds received by the Trustee for the shares tendered in the 401(k) Plan will be invested in the Fidelity Retirement Money Market Portfolio within the 401(k) Plan and will not be distributed to participants. After the administrative processing of the proceeds is completed, participants may then direct the Trustee to exchange the proceeds received from the tender of shares which were invested in the Fidelity Retirement Money Market Portfolio into the other investment options available under the 401(k) Plan.

   Under certain circumstances the Trustee may be prohibited by the terms of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code from following participants instructions regarding whether or not to tender their shares. In particular, the 401(k) Plan is prohibited from selling shares to Grubb & Ellis for a price that is less than "adequate consideration" within the meaning of Section 3(18) of ERISA. Adequate consideration for a publicly traded security generally is defined as the prevailing market price of the security. Accordingly, if the prevailing market price of Grubb & Ellis' common stock at the Expiration Date is higher than $7.00 per share, the Trustee may not tender the shares, regardless of participant instructions.

   Participants in the 401(k) Plan are urged to read the separate Letter to Participants and Trustee Direction Form carefully.

   United States Federal Income Tax Backup Withholding. Under the federal income tax laws, the Depositary will be required to withhold a portion of the amount of the purchase price paid to certain stockholders pursuant to the offer. To avoid such backup withholding, each such stockholder must provide the Depositary with such stockholder's taxpayer identification number and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, and/or with respect to ESPP Shares tendered through E*TRADE, the Tender Instruction Form for ESPP Shares. See Instructions 12 and 15 of the Letter of Transmittal.

   Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the purchase price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Grubb & Ellis, in its reasonable discretion, and its determination will be final and binding on all parties. Grubb & Ellis reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. Grubb & Ellis also reserves the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and the Company's interpretation of the terms of the offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Grubb & Ellis. Grubb & Ellis will not be liable for failure to waive any condition of the offer, or any defect or irregularity in any tender of shares. None of Grubb & Ellis, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

   Tendering Stockholder's Representation and Warranty; Grubb & Ellis' Acceptance Constitutes an Agreement. A tender of shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the offer, as well as the tendering stockholder's representation and warranty to Grubb & Ellis that (1) the stockholder has a "net long position," within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the shares or equivalent securities at least equal to the shares being tendered, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares tendered or (b) other securities convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and (2) will deliver or cause to be delivered the shares in accordance with the terms of the offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Grubb & Ellis' acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering stockholder and Grubb & Ellis upon the terms and conditions of the offer.

   Lost or Destroyed Certificates. If any certificate representing shares has been lost, destroyed or stolen, the stockholder should promptly notify the Depositary. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

   Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Grubb & Ellis, the Dealer Manager or the Information Agent. Any certificates delivered to Grubb & Ellis, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4. Withdrawal Rights.

   Shares tendered pursuant to the offer may be withdrawn at any time before the Expiration Date. In addition, unless Grubb & Ellis has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after February 13, 2001. Except as otherwise provided in this Section 4, tenders of shares pursuant to the offer are irrevocable.

   For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic, telex or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Grubb & Ellis, in its reasonable discretion, which determination will be final and binding on all parties. None of Grubb & Ellis, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

   Participants in Grubb & Ellis' 401(k) Plan and holders of ESPP Shares and Option Shares who wish to withdraw their shares must follow the instructions found in the Letter to Participants, Notice to ESPP Participants and Memo to Optionees, respectively, sent to them with this Offer to Purchase.

   Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the offer. However, withdrawn shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

   If Grubb & Ellis extends the offer, is delayed in its purchase of shares or is unable to purchase shares pursuant to the offer for any reason, then, without prejudice to the Company's rights under the offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of Grubb & Ellis, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. Purchase of Shares and Payment of Purchase Price.

   As promptly as practicable following the Expiration Date, Grubb & Ellis will accept for payment and pay for (and thereby purchase) up to 7,000,000 shares (or such greater number of shares as the Company may elect to purchase) properly tendered and not properly withdrawn before the Expiration Date. For purposes of the offer, Grubb & Ellis will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of the offer, shares that are properly tendered and not properly withdrawn only when, as and if it gives oral or written notice to the Depositary of its acceptance of the shares for payment pursuant to the offer.

   Grubb & Ellis will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the offer as soon as practicable after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made promptly, subject to possible delay due to expected proration, but only after timely receipt by the Depositary of certificates for shares, or of a timely Book-Entry Confirmation of shares into the Depositary's account at the Book-Entry Transfer Facility, and a properly completed and duly executed Letter of Transmittal, or manually signed facsimile of the Letter of Transmittal, and any other required documents. In the case of Option Shares, ESPP Shares and 401(k) Plan Shares, payment for shares (less any applicable income tax withholding) will be made only after timely receipt by the appropriate administrators of documentation as set forth in the instruction letters for each of the Option Shares, ESPP Shares and 401(k) Plan Shares.

   Grubb & Ellis will pay for shares purchased pursuant to the offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Grubb & Ellis and transmitting payment to the tendering stockholders.

   In the event of proration, Grubb & Ellis will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date. However, Grubb & Ellis does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately seven business days after the Expiration Date. Certificates for all shares tendered and not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering stockholder at Grubb & Ellis' expense as promptly as practicable after the Expiration Date or termination of the offer without expense to the tendering stockholders. ESPP Shares and 401(k) Plan Shares not purchased will be returned to the administrator for the ESPP or the Trustee for the 401(k) Plan, as applicable. Under no circumstances will Grubb & Ellis pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, Grubb & Ellis may not be obligated to purchase shares pursuant to the offer. See
Section 7.

   Grubb & Ellis will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased pursuant to the offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the offer) unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

   Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal, and/or with respect to ESPP Shares tendered through E*TRADE, the Tender Instruction Form for ESPP Shares, may be subject to required United States federal income tax backup withholding of 31% of the gross proceeds paid to the stockholder or other payee pursuant to the offer. See Section 3. Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

6. Conditional Tender of Shares.

   Subject to the exceptions for Odd Lot Holders described in Section 1, it is expected that Grubb & Ellis will prorate the number of shares purchased pursuant to the offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. Each stockholder is urged to consult with his or her own tax advisor.

   Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are purchased. If the effect of accepting tenders on a pro rata basis would be to reduce the number of shares to be purchased from any stockholder (tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery) below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery and regarded as withdrawn as a result of proration will be returned as promptly as practicable after the Expiration Date.

   Holders of ESPP Shares, 401(k) Plan Shares and Option Shares are not eligible to make a conditional tender for any such shares.

   If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 7,000,000 (or such greater number of shares as the Company may elect to purchase) then, to the extent feasible, Grubb & Ellis will select enough of the conditional tenders that would otherwise have been withdrawn to permit Grubb & Ellis to purchase 7,000,000 shares (or such greater number of shares as the Company may elect to purchase). In selecting among the conditional tenders, Grubb & Ellis will select by lot treating all tenders by a particular taxpayer as a single lot and will limit its purchase in each case to the designated minimum of shares to be purchased.

7. Conditions of the Offer.

   Notwithstanding any other provision of the offer, Grubb & Ellis will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules under the Exchange Act, (i) if Grubb & Ellis is or will be unable prior to the Expiration Date to obtain sufficient financing on terms and conditions satisfactory to the Company to enable it to purchase the shares pursuant to the offer and pay the related fees and expenses or (ii) if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events have occurred (or have been determined by Grubb & Ellis to have occurred) that, in the Company's reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by Grubb & Ellis), makes it inadvisable to proceed with the offer or with acceptance for payment:

  . there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

    (1) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the offer, the acquisition of some or all of the shares pursuant to the offer or otherwise relates in any manner to the offer; or

    (2) in Grubb & Ellis' reasonable judgment, could materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the offer to Grubb & Ellis;

  . there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or Grubb & Ellis or any of its subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in Grubb & Ellis' reasonable judgment, could directly or indirectly:

    (1) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit consummation of the offer;

    (2) delay or restrict the ability of Grubb & Ellis, or render the Company unable, to accept for payment or pay for some or all of the shares;

    (3) materially impair the contemplated benefits of the offer to Grubb & Ellis; or

    (4) materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of Grubb & Ellis and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the offer to Grubb & Ellis;

  .  there has occurred any of the following:

    (1) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

    (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

    (3) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States;

    (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in Grubb & Ellis' reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

    (5) any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in the reasonable judgment of Grubb & Ellis, a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the shares or on the proposed financing of the offer; or

    (6) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

  . a tender or exchange offer for any or all of the shares (other than the offer), or any merger, acquisition, business combination or other similar transaction with or involving Grubb & Ellis or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed; or

  . Grubb & Ellis determines that the consummation of the offer and the purchase of the shares may cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

   The conditions referred to above are for the sole benefit of Grubb & Ellis and may be asserted by the Company regardless of the circumstances (including any action or omission to act by Grubb & Ellis) giving rise to any condition, and may be waived by Grubb & Ellis, in whole or in part, at any time and from time to time in its reasonable discretion. The Company's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if Grubb & Ellis waives any of the conditions described above, it may be required to extend the Expiration Date. Any determination by Grubb & Ellis concerning the events described above will be final and binding on all parties.

8. Price Range of Shares.

   Grubb & Ellis' common stock is listed for trading on the New York Stock Exchange under the symbol "GBE." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NYSE Composite Tape:

                                                                    High   Low
                                                                   ------ -----
   FY ended June 30, 1999
     First quarter................................................ $14.44 $8.38
     Second quarter...............................................  10.75  7.25
     Third quarter................................................   8.13  6.13
     Fourth quarter...............................................   7.06  5.00
   FY ended June 30, 2000
     First quarter................................................ $ 6.13 $4.38
     Second quarter...............................................   6.25  4.56
     Third quarter................................................   6.00  4.56
     Fourth quarter...............................................   7.00  5.13
   FY ended June 30, 2001
     First quarter................................................ $ 6.50 $5.50
     Second quarter (through December 13, 2000)...................   6.38  4.13

   On December 4, 2000, the last full trading day before the announcement of the offer, the last reported sale price of the shares as reported on the NYSE Composite Tape was $4.625 per share. On December 13, 2000, the most recent practicable trading day before the commencement of the offer, the last reported sale price of the shares as reported on the NYSE Composite Tape was $5.50 per share. GRUBB & ELLIS URGES STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

9. Source and Amount of Funds.

   Assuming Grubb & Ellis purchases 7,000,000 shares pursuant to the offer at the purchase price of $7.00 per share, Grubb & Ellis expects the maximum aggregate cost, including all fees and expenses applicable to the offer, to be approximately $50 million. The Company intends to finance $40 million of this amount on a long-term basis through senior credit facilities with Bank of America, N.A., as administrative agent, and a syndicate of financial institutions (the "Proposed Credit Facility"). The Proposed Credit Facility will provide up to $55 million under an amendment to the Company's existing senior credit facilities. The Company intends to enter into the Proposed Credit Facility prior to the expiration of the offer. The Company currently has no alternate financing plans.

   In connection with the Proposed Credit Facility, Bank of America, American National Bank and Trust Company of Chicago and LaSalle Bank National Association have provided a commitment letter (the "Commitment Letter"), pursuant to which they have proposed a five-year $40 million term loan facility and a five-year $15 million revolving credit facility, including letters of credit. The Commitment Letter provides that principal on the term loan facility will be subject to quarterly amortization of principal at the rate of $8 million per year and also be subject to mandatory prepayment under certain circumstances, including as a result of certain asset sales, equity issuances and the Company generating excess cash flow. The Commitment Letter also provides that the interest charged will be a base rate (generally the London InterBank Offered Rate ("LIBOR") or the prime rate) plus a spread not to exceed 2.25% over LIBOR or not to exceed 1.25% over the prime rate. The spread is dependent on Grubb & Ellis' quarterly financial leverage ratio. It is currently estimated that the interest rate initially will be approximately 8.4% per annum. The Company will be required to enter into interest rate protection agreements for a portion of the facility for the first three years of the term. It is expected that the Proposed Credit Facility will subject the Company to certain covenants, including covenants that would limit the ability of the Company to (i) incur additional indebtedness, (ii) create certain liens, (iii) pay dividends or make distributions, (iv) make certain investments and acquisitions, and (v) enter into certain transactions with affiliates. It is also expected that the Proposed Credit Facility will require the Company to meet certain financial covenants, including with respect to debt levels, interest coverage and cash flow. Grubb & Ellis believes that cash generated from operations will be sufficient to repay the Proposed Credit Facility in accordance with its terms. Consummation of the offer is contingent upon, among other things, financing of the offer from the net proceeds received from such issuance of indebtedness.

   The preceding summary of the Proposed Credit Facility is qualified in its entirety by reference to the text of the Proposed Credit Facility and the amendments thereto, which will be filed as an exhibit to the Issuer Tender Offer Statement on Schedule TO to which this Offer to Purchase is attached at least five business days prior to the Expiration Date. A copy of the Schedule TO may be obtained from the SEC in the manner provided in Section 10.

10. Certain Information Concerning Grubb & Ellis.

   Grubb & Ellis, a Delaware corporation organized in 1980, is the successor by merger to a real estate brokerage company first established in California in 1958. The Company is a full service commercial real estate company. Grubb & Ellis has a global strategic alliance with Knight Frank, one of the leading property consulting firms in Europe and Asia. Through its offices, affiliates and alliance with Knight Frank, Grubb & Ellis provides a full range of real estate services, including advisory, management and consultative services, to users and investors worldwide. With the collective resources of nearly 7,000 people in 200 offices in 27 countries, the Company's professionals arrange the sale or lease of such business properties as industrial, retail and office buildings, as well as the acquisition and disposition of multi-family and hospitality properties and commercial land. Major multiple-market clients have a single point of contact through Grubb & Ellis' Corporate and Financial Services Groups for coordination of all services as well as site selection, feasibility studies, market forecasts and research. Grubb & Ellis is one of the nation's largest publicly traded commercial real estate firms, based on total revenue.

   Property and facilities management services are provided by Grubb & Ellis Management Services, Inc., a wholly owned subsidiary of Grubb & Ellis ("GEMS"). GEMS had approximately 150 million square feet of property under management as of December 15, 2000.

   Grubb & Ellis is headquartered at 2215 Sanders Road, Suite 400, Northbrook IL, 60062. Its telephone number is (847) 753-7500.

   Summary Historical Condensed Consolidated Financial Information. The following table contains summary historical condensed consolidated financial information of Grubb & Ellis. The summary historical condensed consolidated financial information for the fiscal years ended June 30, 2000 and 1999 has been derived from the audited consolidated financial statements of Grubb & Ellis. The summary historical condensed consolidated financial information for the three months ended September 30, 2000 and 1999 has been derived from the unaudited consolidated financial statements of Grubb & Ellis. In the opinion of management, the interim condensed consolidated financial information reflects all adjustments necessary for a fair presentation. These adjustments are only of a normal recurring nature. The summary historical condensed consolidated financial information should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited consolidated financial statements and the related notes thereto from which it has been derived. More comprehensive financial information is included in the consolidated financial statements and related notes contained in Grubb & Ellis' Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which it files with the SEC.

                             GRUBB & ELLIS COMPANY

                   SUMMARY HISTORICAL CONDENSED CONSOLIDATED
                             STATEMENTS OF INCOME
           (Dollars and shares in thousands, except per share data)
                                  (Unaudited)

                                                                For the three
                                               For the years     months ended
                                              ended June 30,    September 30,
                                             ----------------- ----------------
                                               2000     1999     2000    1999
                                             -------- -------- -------- -------
Revenue..................................... $413,535 $314,101 $106,367 $95,201
Costs and expenses..........................  388,118  302,266  102,453  89,691
Income before income taxes..................   25,888   12,055    4,310   5,569
Net income..................................   16,290    8,079    2,518   3,341
Net income per common share:
  Basic..................................... $   0.82 $   0.41 $   0.13 $  0.17
  Diluted................................... $   0.77 $   0.37 $   0.12 $  0.16
Weighted average common shares outstanding:
  Basic.....................................   19,779   19,786   19,856  19,851
  Diluted...................................   21,037   21,588   21,020  21,072
Ratio of earnings to fixed charges(1).......      4.4      2.7      3.2     3.9

--------
(1) The ratio of earnings to fixed charges is calculated by dividing the sum of pre-tax income and fixed charges by fixed charges. Fixed charges include all interest expense, an estimate of the interest component inherent in rent expense and amortization of debt issuance costs.

                             GRUBB & ELLIS COMPANY

                   SUMMARY HISTORICAL CONDENSED CONSOLIDATED
                                BALANCE SHEETS
                                (In thousands)
                                  (Unaudited)

                                                                       As of
                                                   As of June 30,  September 30,
                                                  ---------------- -------------
                                                    2000    1999       2000
                                                  -------- ------- -------------

ASSETS

Current assets................................... $ 43,947 $24,770   $ 50,944
Noncurrent assets................................   59,288  55,023     59,404
                                                  -------- -------   --------
  Total assets................................... $103,235 $79,793   $110,348
                                                  ======== =======   ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities.............................. $ 32,064 $25,070   $ 36,502
Long-term liabilities............................    9,551  10,241      9,613
                                                  -------- -------   --------
  Total liabilities..............................   41,615  35,311     46,115
  Total stockholders' equity.....................   61,620  44,482     64,233
                                                  -------- -------   --------
  Total liabilities and stockholders' equity..... $103,235 $79,793   $110,348
                                                  ======== =======   ========
Book value per common share(1)................... $   3.11 $  2.24   $   3.23
                                                  ======== =======   ========
Common shares outstanding........................   19,811  19,885     19,882

--------
(1) Book value per common share is calculated as total stockholders' equity divided by the number of shares outstanding at the end of the period.

   Summary Unaudited Pro Forma Condensed Consolidated Financial
Statements. The following summary unaudited condensed consolidated pro forma financial statements give effect to the purchase of shares of Grubb & Ellis common stock pursuant to this Offer to Purchase, including the related issuance of indebtedness by Grubb & Ellis, based on certain assumptions described below and in the related Notes below.

   The Summary Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2000 gives effect to the purchase of common stock pursuant to the offer, including the related issuance of indebtedness by Grubb & Ellis, as though such events occurred as of the date of such balance sheet. The Summary Unaudited Pro Forma Condensed Consolidated Statements of Income for the three months ended September 30, 2000 and for the year ended June 30, 2000 give effect to the purchase of common stock pursuant to the offer, including the related issuance of indebtedness by Grubb & Ellis, as though such events occurred on such dates.

   The Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Income should be read in conjunction with the summary historical condensed consolidated financial information included in this Offer to Purchase and the historical consolidated financial information incorporated by reference herein. The Pro Forma Condensed Consolidated Balance Sheet and Statements of Income are subject to a number of uncertainties and assumptions and do not purport to be indicative of the operating results that would actually have been obtained, or operating results that may be obtained in the future, or the financial position that would have resulted had the purchase of the common stock pursuant to this Offer to Purchase, including the related incurrence of indebtedness by Grubb & Ellis, been completed at the dates indicated.

                             GRUBB & ELLIS COMPANY

                         UNAUDITED PRO FORMA CONDENSED
                          CONSOLIDATED BALANCE SHEET
                           AS OF SEPTEMBER 30, 2000
                 (Dollars in thousands, except per share data)

                                                         Pro Forma
                                             Historical Adjustments    Pro Forma
                                             ---------- -----------    ---------

ASSETS

 Cash and equivalents.......................  $ 22,138   $(10,000)(a)  $ 12,138
 Other current assets.......................    28,806        282 (b)    29,088
 Noncurrent assets..........................    59,404       (105)(c)    59,299
                                              --------   --------      --------
   Total Assets.............................  $110,348   $ (9,823)     $100,525
                                              ========   ========      ========

LIABILITIES

 Current liabilities, except debt...........  $ 36,502   $    --       $ 36,502
 Current portion of long-term debt..........       --       8,000 (d)     8,000
 Long-term debt.............................       --      32,000 (d)    32,000
 Other noncurrent liabilities...............     9,613        --          9,613
                                              --------   --------      --------
   Total Liabilities........................  $ 46,115   $ 40,000      $ 86,115
                                              ========   ========      ========

STOCKHOLDERS' EQUITY

 Paid-in-capital............................  $113,692   $(49,400)(e)  $ 64,292
 Retained deficit...........................   (49,459)      (423)(f)   (49,882)
                                              --------   --------      --------
   Total Stockholders' Equity...............    64,233    (49,823)       14,410
                                              --------   --------      --------
   Total Liabilities & Stockholders'
    Equity..................................  $110,348   $ (9,823)     $100,525
                                              ========   ========      ========
Book Value per Common Share.................  $   3.23                 $   1.12
Common Shares Outstanding...................    19,882     (7,000)(g)    12,882

--------
(a) Cash and equivalents:
  Reflects the cash on hand to be utilized to fund a portion of the share repurchase and related transaction costs.

(b) Current assets:
  Reflects the increase in the prepaid income tax balance due to the benefit of writing off the remaining deferred financing costs associated with the Company's existing credit facility of $705,000, tax-effected at the Company's statutory income tax rate of approximately 40%.

(c) Noncurrent assets:
  Reflects the write-off of the remaining deferred financing costs from the Company's existing credit facility ($705,000), net of the estimated costs to be capitalized for the Proposed Credit Facility ($600,000).

(d) Long-term debt:
  Reflects the $40 million to be borrowed to fund a portion of the share repurchase and related transaction costs. The new credit agreement has a gross commitment of $55 million and a term of five years. Interest is payable at a variable rate of either LIBOR or Prime plus a spread that is dependent on the Company's quarterly financial leverage ratio. Scheduled principal amortization is $2 million per quarter plus an annual payment based on the Company's excess cash flow for the period.

(e) Paid-in-capital:
  Reflects the cost of repurchased and retired shares ($49 million), assuming 7 million shares are repurchased at $7.00 per share, plus the estimated transaction costs associated with the repurchase ($400,000).

(f) Retained deficit:
  Reflects the after-tax earnings impact of the write-off of the remaining deferred financing costs on the Company's existing credit facility.

(g) Weighted average outstanding shares:
  Assumes 7 million shares are repurchased and retired on September 30, 2000. Note that while the terms of the tender offer provide for option and warrant holders to tender their positions, the impact of the tendering of option and warrant positions, if any, is not reflected in this adjustment.

                             GRUBB & ELLIS COMPANY

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED STATEMENT OF INCOME
                       FOR THE YEAR ENDED JUNE 30, 2000
                 (Dollars in thousands, except per share data)

                                                    Pro Forma
                                       Historical  Adjustments     Pro Forma
                                       ----------  -----------     ----------
Revenue............................... $  413,535  $      --       $  413,535
Costs and expenses....................    388,118         (50)(a)     388,068
                                       ----------  ----------      ----------
  Total operating income..............     25,417          50          25,467
Interest and other income.............        884        (222)(b)         662
Interest expense......................       (413)     (3,879)(c)      (4,292)
                                       ----------  ----------      ----------
  Income before income taxes..........     25,888      (4,051)         21,837
Provision for income taxes............      9,598      (1,621)(d)       7,977
                                       ----------  ----------      ----------
  Net Income.......................... $   16,290  $   (2,430)     $   13,860
                                       ==========  ==========      ==========
Net income per common share:
  Basic............................... $     0.82                  $     1.08
                                       ==========                  ==========
  Diluted............................. $     0.77                  $     0.99
                                       ==========                  ==========
Weighted average common shares
 outstanding:
  Basic............................... 19,779,220  (7,000,000)(e)  12,779,220
                                       ==========  ==========      ==========
  Diluted............................. 21,037,311  (7,000,000)(e)  14,037,311
                                       ==========  ==========      ==========
Ratio of Earnings to Fixed
 Charges(f)...........................        4.4                         2.9
                                       ==========                  ==========

-------
(a) Costs and expenses:
  Reflects the decline in amortization expense associated with lower deferred financing costs under the new credit agreement as compared to deferred financing costs under the existing credit agreement.

(b) Interest and other income:
  Reflects the decline in interest income due to the use of cash to fund the quarterly principal amortization and interest payments under the new credit agreement.

(c) Interest expense:
  Reflects the increase in interest expense associated with the borrowings (under the new credit agreement) at an effective interest rate of approximately 8.4% ($4 million), net of a decline in fees on the unused portion of the new credit agreement ($136,000). This expense adjustment assumes initial borrowings of $50 million, an interest rate based on LIBOR plus 1.75%, and quarterly principal amortization of $2 million. The impact of a one-eighth percent (0.125%) change in interest rate would result in a change in annual interest expense of approximately $60,000. The pro forma interest expense adjustment does not reflect the impact, if any, of an interest rate hedge which the Company is required to provide according to the committed terms of the new credit agreement. It is anticipated that the Company will be required to provide interest rate protection on 50% of the term loan balance for a period of at least three years. The exact terms of the agreement will not be determined until after the closing of the new credit agreement.

(d) Provision for income taxes:
  Reflects the reduction in income tax expense at the Company's statutory rate of approximately 40%.

(e) Weighted average outstanding shares:
  Assumes 7 million shares are repurchased and retired on July 1, 1999. Note that while the terms of the tender offer provide for option and warrant holders to tender their positions, the impact of the tendering of option and warrant positions, if any, is not reflected in this adjustment.

(f) Ratio of Earnings to Fixed Charges:
  The ratio of earnings to fixed charges is calculated by dividing the sum of pre-tax income and fixed charges by fixed charges. Fixed charges include all interest expense, an estimate of the interest component inherent in rent expense and amortization of debt issuance costs.

                             GRUBB & ELLIS COMPANY

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED STATEMENT OF INCOME
                   FOR THE QUARTER ENDED SEPTEMBER 30, 2000
                 (Dollars in thousands, except per share data)

                                                    Pro Forma
                                       Historical  Adjustments     Pro Forma
                                       ----------  -----------     ----------
Revenue............................... $  106,367  $      --       $  106,367
Costs and expenses....................    102,453         (19)(a)     102,434
                                       ----------  ----------      ----------
  Total operating income..............      3,914          19           3,933
Interest and other income.............        426        (160)(b)         266
Interest expense......................        (30)       (837)(c)        (867)
                                       ----------  ----------      ----------
  Income before income taxes..........      4,310        (978)          3,332
Provision for income taxes............      1,792        (391)(d)       1,401
                                       ----------  ----------      ----------
  Net Income.......................... $    2,518  $     (587)     $    1,931
                                       ==========  ==========      ==========
Net income per common share:
  Basic............................... $     0.13                  $     0.15
                                       ==========                  ==========
  Diluted............................. $     0.12                  $     0.14
                                       ==========                  ==========
Weighted average common shares
 outstanding:
  Basic............................... 19,855,920  (7,000,000)(e)  12,855,920
                                       ==========  ==========      ==========
  Diluted............................. 21,019,631  (7,000,000)(e)  14,019,631
                                       ==========  ==========      ==========
Ratio of Earnings to Fixed
 Charges(f)...........................        3.2                         2.2
                                       ==========                  ==========

--------
(a) Costs and expenses:
  Reflects the decline in amortization expense associated with lower deferred financing costs under the new credit agreement as compared to deferred financing costs under the existing credit agreement.

(b) Interest and other income:
  Reflects the decline in interest income due to the use of $10 million of cash to fund a portion of the share repurchase and related transaction costs.

(c) Interest expense:
  Reflects the increase in interest expense associated with the new credit agreement borrowings (under the new credit agreement) at an effective interest rate of approximately 8.4% ($862,000), net of a decline in fees on the unused portion of the new credit agreement ($25,000). This expense adjustment assumes initial borrowings of $40 million, an interest rate based on LIBOR plus 1.75%, and quarterly principal amortization of $2 million. The impact of a one-eighth percent (0.125%) change in interest rate would result in a change in quarterly interest expense of approximately $13,000. The pro forma interest expense adjustment does not reflect the impact, if any, of an interest rate hedge which the Company is required to provide according to the committed terms of the new credit agreement. It is anticipated that the Company will be required to provide interest rate protection on 50% of the term loan balance for a period of at least three years. The exact terms of the agreement will not be determined until after the closing of the new credit agreement.

(d) Provision for income taxes:
  Reflects the reduction in income tax expense at the Company's statutory rate of approximately 40%.

(e) Weighted average outstanding shares:
  Assumes 7 million shares are repurchased and retired on July 1, 2000. Note that while the terms of the tender offer provide for option and warrant holders to tender their positions, the impact of the tendering of option and warrant positions, if any, is not reflected in this adjustment.

(f) Ratio of Earnings to Fixed Charges:
  The ratio of earnings to fixed charges is calculated by dividing the sum of pre-tax income and fixed charges by fixed charges. Fixed charges include all interest expense, an estimate of the interest component inherent in rent expense and amortization of debt issuance costs.

   Additional Information. Grubb & Ellis is subject to the informational filing requirements of the Exchange Act, and, accordingly, is obligated to file reports, statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Grubb & Ellis' directors and officers, their remuneration, options granted to them, the principal holders of Grubb & Ellis' securities and any material interest of these persons in transactions with Grubb & Ellis is required to be disclosed in proxy statements distributed to Grubb & Ellis' stockholders and filed with the SEC. Grubb & Ellis also has filed an Issuer Tender Offer Statement on Schedule TO with the SEC which includes certain additional information relating to the offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. These reports, statements and other information concerning Grubb & Ellis also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005, on which the shares are listed.

Incorporation by Reference

   The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The offer incorporates by reference the financial statements and the notes related thereto contained in the documents listed below that have been previously filed with the SEC. These documents contain important information about Grubb & Ellis.

   Sec Filings (File No. 1-8122)                             Period
   -----------------------------                             ------
   Annual Report on Form 10-K.................. Year ended June 30, 2000
   Quarterly Report on Form 10-Q............... Quarter ended September 30, 2000

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

   As of December 8, 2000, Grubb & Ellis had 19,934,622 issued and outstanding shares, 2,629,505 shares reserved for issuance upon exercise of all outstanding stock options under the Stock Option Plans (of which options to purchase 855,305 shares have an exercise price of less than $7.00 per share and are or will be vested by January 17, 2001), and 2,285,899 shares reserved for issuance upon exercise of warrants. The 7,000,000 shares that Grubb & Ellis is offering to purchase represent approximately 33% of the shares outstanding (including the 855,305 Options Shares, and 348,541 shares issuable upon exercise of warrants that are expected to be tendered) on December 8, 2000.

   The following table shows the share ownership by certain stockholders of the Company and all current directors and executive officers as a group.

                                               Amount of Beneficial Percent of
   Stockholder                                      Ownership        Class(1)
   -----------                                 -------------------- ----------
   Warburg Pincus Investors, L.P.(2)..........      10,443,339         49.1%
   The Goldman Sachs Group, Inc.(3)...........       2,500,000         12.5%
   C. Michael Kojaian (also a director)(4)....       1,393,428          7.0%
   Mike Kojaian(5)............................       1,393,428          7.0%
   Joe F. Hanauer (also a director)(6)........       1,008,323          4.9%
   All Current Directors and Executive
    Officers as a Group (other than those
    persons named in this table or in the
    footnotes to this table)(7)...............         545,931          2.7%

--------
(1) The percentage of shares shown for each person in this column assumes that such person has exercised any currently outstanding warrants or options held by that person and that no one else has exercised outstanding warrants or options.

(2) Includes 9,105,981 shares and currently exercisable warrants to purchase an aggregate of 1,337,358 shares of common stock. Reuben Leibowitz is a director of the Company and a managing director and member of E.M. Warburg, Pincus & Co., LLC and a general partner of Warburg, Pincus & Co., a partnership which is the sole general partner of Warburg Pincus Investors, L.P. Ian Morgan is a director of the Company and an Associate of E.M. Warburg, Pincus & Co., LLC.

(3) Includes 175,000 shares held by Archon Group, L.P., which is a majority owned subsidiary of The Goldman Sachs Group, Inc. Todd Williams is a director of the Company and an officer of Goldman Sachs & Co., and a director of Archon Group, L.P.

(4) Includes 1,250,000 shares owned directly and 143,428 shares of common stock held jointly with Mike Kojaian, his father.

(5) Includes 1,250,000 shares owned directly and 143,428 shares of common stock held jointly with C. Michael Kojaian, his son.

(6) Includes 14,497 shares owned directly, an option to purchase 237,850 shares of common stock, 319,607 shares and currently exercisable warrants to purchase 348,541 shares held by a family trust and 87,828 shares of common stock held by a charitable remainder trust of which Mr. Hanauer and his wife are beneficiaries during their lives, and his daughter is trustee.

(7) Includes options to purchase 437,750 shares issuable upon exercise of stock options vested within 60 days after December 1, 2000 (of which options to purchase 266,750 shares have an exercise price of less than $7.00 and are or will be vested by January 17, 2001).

   Each of The Goldman Sachs Group, Inc., C. Michael Kojaian, Mike Kojaian and Joe F. Hanauer have indicated that they intend to tender the shares listed next to their names in the above table, except that Warburg Pincus Investors, L.P., has indicated its intention not to tender the shares issuable upon exercise of the warrants it holds. In addition, officers and directors, other than those named in the table above or in the footnotes, have indicated that they intend to tender an aggregate of approximately 315,371 shares beneficially owned by them (including 210,750 shares underlying certain exercisable options). The aggregate number of shares expected to be tendered by all such holders is approximately 15,584,149, which represents approximately 75% of the outstanding shares as of December 8, 2000 (including the shares issuable upon exercise of options and warrants that are expected to be tendered by such holders). It is anticipated that the stockholders named in the table above will continue to hold a majority of the shares outstanding immediately outstanding after the offer.

   Based on Grubb & Ellis' records and on information provided to Grubb & Ellis by its directors, executive officers, affiliates and subsidiaries, neither Grubb & Ellis nor any of its affiliates or subsidiaries nor, to the best of Grubb & Ellis' knowledge, any of the directors or executive officers of Grubb & Ellis or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the shares during the 60 days prior to December 15, 2000, other than purchases of shares through the Stock Option Plans. Grubb & Ellis expects that the ESPP will, in accordance with the terms of the plan, elections in effect and present patterns of contribution, continue to purchase shares prior to the expiration of the offer.

   Except as otherwise described in this Offer to Purchase or as described in its most recent proxy statement, neither Grubb & Ellis nor, to the best of Grubb & Ellis' knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer or with respect to any securities of Grubb & Ellis, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12. Effects of the Offer on the Market for Shares; Registration Under the Exchange Act.

   Grubb & Ellis' purchase of shares pursuant to the offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, Grubb & Ellis anticipates that there will be a sufficient number of shares outstanding and publicly traded following consummation of the offer to ensure a continued trading market for the shares.

   Based upon published guidelines of the NYSE, Grubb & Ellis does not believe that its purchase of shares pursuant to the offer will cause its remaining shares to be delisted from the NYSE. The NYSE will normally consider delisting a security if the issuer or its listed securities fail to meet certain qualifications and other criteria, including with respect to the number of stockholders, trading volume, number of shares not held by affiliates, market capitalization, stockholders' equity and trading price. One of such criterion is that the issuer have at least $50 million of stockholders' equity or $50 million of market capitalization. Following the offer, Grubb & Ellis will have total stockholders' equity of less than $50 million but is expected to have a market capitalization of over $50 million, and therefore will still comply with the NYSE criteria. The Company does not expect the offer to result in a reduction of holders or trading volume below the NYSE minimum levels. However, there can be no assurance that, following the offer the number of stockholders or trading volume will not be reduced below such levels, or that the Company will not be in compliance with other NYSE criteria for continued listing. The offer is conditioned upon Grubb & Ellis not having determined that the consummation of the offer and the purchase of shares may cause the stock to be delisted from the NYSE. See Section 7.

   The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. Grubb & Ellis believes that, following the purchase of shares pursuant to the offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

   The shares are registered under the Exchange Act, which requires, among other things, that Grubb & Ellis furnish information to its stockholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of Grubb & Ellis' stockholders. Grubb & Ellis believes that its purchase of shares pursuant to the offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13. Certain Legal Matters; Regulatory Approvals.

   Grubb & Ellis is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of shares as contemplated in the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the Company's acquisition or ownership of shares as contemplated by the offer. Should any approval or other action be required, Grubb & Ellis presently contemplates that it will seek that approval or other action. Grubb & Ellis cannot predict whether it will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the Company's business. Grubb & Ellis' obligations under the offer to accept for payment and pay for shares are subject to conditions. See Section 7.

14. Certain United States Federal Income Tax Consequences.

   The following is a summary of certain United States federal income tax consequences of the offer to United States Holders (as defined below) whose shares are tendered and accepted for payment pursuant to the offer. Those stockholders who do not participate in the offer should not incur any United States federal income tax liability from the exchange. This summary is based upon the Internal Revenue Code of 1986, as amended to the date of the offer (the "Code"), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary assumes that shares held by stockholders are held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to other types of stockholders subject to special rules (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, expatriates, tax-exempt organizations, Non-United States Holders (as defined below), persons who are subject to alternative minimum tax, or persons who hold shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, persons that have a functional currency other than the United States dollar, or persons who acquired their shares upon the exercise of stock options or otherwise as compensation). This summary also does not address the state, local, foreign or other tax consequences of participating in the offer.

You are urged to consult your tax advisor as to the particular consequences to you of participation in the offer.

   A "United States Holder" is a holder of shares that for United States federal income tax purposes is:

  .  a citizen or resident of the United States;

  . a corporation or partnership created or organized in or under the laws of the United States or any State or the District of Columbia;

  . an estate the income of which is subject to United States federal income taxation regardless of its source; or

  . a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes.

   A "Non-United States Holder" is a holder of shares other than a United States Holder.

   An exchange of shares for cash pursuant to the offer will be a taxable transaction for United States federal income tax purposes. If an exchange of shares for cash by a United States Holder pursuant to the offer is treated as a sale or exchange of such shares for United States federal income tax purposes, the holder will recognize capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the shares purchased by Grubb & Ellis, except to the extent that the amount of cash received is attributable to accrued but unpaid dividends of which there is none. The gain or loss would be long-term capital gain or loss if the holding period for the shares exceeded one year.

   The receipt of cash by a stockholder pursuant to the offer will be treated as a sale or exchange for United States federal income tax purposes if the exchange:

  . is "not essentially equivalent to a dividend" with respect to the holder under section 302(b)(1) of the Code;

  . is a "substantially disproportionate" redemption with respect to the holder under section 302(b)(2) of the Code; or

  . results in a "complete termination" of the holder's stock interest in Grubb & Ellis under section 302(b)(3) of the Code.

   In determining whether any of these tests has been met, a United States Holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of section 318 of the Code (including shares that may be acquired through options that it owns).

   A distribution to a stockholder will be treated as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the stockholder's stock interest in Grubb & Ellis. Whether the receipt of cash by a stockholder will result in a meaningful reduction of the stockholder's proportionate interest will depend on the stockholder's particular facts and circumstances. If, however, as a result of an exchange of shares for cash pursuant to the offer, a United States Holder whose relative stock interest in Grubb & Ellis is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in Grubb & Ellis (including any ownership of shares constructively owned), the holder should generally be regarded as having suffered a meaningful reduction in its interest in Grubb & Ellis.

   Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the respective objective tests set forth in section 302(b)(2) and section 302(b)(3) of the Code. A distribution to a stockholder will result in a "complete termination" if either (1) all of the shares actually and constructively owned by the stockholder are exchanged pursuant to the offer or (2) all of the shares actually owned by the stockholder are exchanged pursuant to the offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the stockholder in accordance with the procedures described in section 302(c)(2) of the Code. A distribution to a stockholder will be "substantially disproportionate" if the percentage of the outstanding voting stock of Grubb & Ellis actually and constructively owned by the stockholder immediately following the exchange of shares pursuant to the offer (treating shares exchanged pursuant to the offer as not outstanding) is less than 80% of the percentage of the outstanding voting stock of Grubb & Ellis actually and constructively owned by the stockholder immediately before the exchange (treating shares exchanged pursuant to the offer as outstanding), and immediately following the exchange the stockholder owns less than 50% of the total combined voting power of Grubb & Ellis.

   If a United States Holder's exchange of shares for cash pursuant to the offer does not constitute a sale or exchange, the receipt of cash by such holder pursuant to the offer will be treated as a dividend, taxable as ordinary income, to the extent of Grubb & Ellis' current or accumulated earnings and profits, as determined under Federal income tax principles. To the extent that the amount of the distribution exceeds Grubb & Ellis' current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the holder's tax basis in the shares exchanged in the offer, and any remaining portion will be taxable as capital gains. Any such capital gain will be long-term capital gain if the holder has held the shares for more than one year at the time of the exchange. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the "extraordinary dividend" provisions of section 1059 of the Code.

Tax Considerations for Holders of ESPP Shares, Option Shares and 401(k) Plan Shares

   Employee Stock Purchase Plan. If a participant in the ESPP tenders and has purchased in the offer shares which were acquired under the ESPP, then the participant will be treated for federal income tax purposes as having received ordinary compensation income on a portion of the proceeds he or she receives. Any amount received over the ordinary compensation income portion in the tender will be treated as capital gain or loss or dividend income, as described in the description of Certain United States Federal Income Tax Consequences applicable to all stockholders.

   The amount of ordinary compensation income the participant will be treated as receiving depends upon how long the shares acquired under the ESPP were held by the participant prior to the Expiration Date. If the shares tendered and purchased are held by the participant for two years or less from the first day of the offering period in which the shares were acquired under the ESPP, then the amount of ordinary compensation income will be an amount equal to the excess of the fair market value of the shares on the date the shares were acquired under the ESPP over the price that the participant paid for the shares. If the shares tendered and purchased are held by the participant for more than two years from the first day of the offering period in which the shares were acquired under the ESPP then the amount of the ordinary compensation income will be an amount equal to the lesser of: (a) the excess of the fair market value of the shares on the Expiration Date over the amount originally paid for such shares, or (b) the excess of the fair market value of the shares on the first day of the offering period in which the shares were acquired over the purchase price per share.

   The amount of ordinary compensation income that a participant receives upon tender of his or her shares under the ESPP will be subject to ordinary income and employment taxes and will be included on the participant's year 2001 Form W-2.

   Stock Option Plans. An optionee who exercises options and receives cash in the offer in exchange for Option Shares will be treated as receiving compensation income per share sold equal to the excess of the $7.00 per share tender offer price over the exercise price per share of the options from which the Option Shares are sold in the offer. Such income will be taxed to the optionee at ordinary income rates and, for current and former employees, will be subject to withholding for income and employment taxes.

   401(k) Plan. The 401(k) Plan is a tax exempt trust and therefore, no gain or loss will be recognized by the participant upon the tender of shares credited to their account under the 401(k) Plan. However, by tendering the shares a participant may be giving up special tax consequences applicable to employer securities upon distribution of such shares from the 401(k) Plan. Please refer to the Letter to Participants, printed on white paper and sent to 401(k) Plan participants together with this Offer to Purchase for a description of these tax consequences.

   The tax discussion set forth above is included for general information only and is not tax advice. You are urged to consult your tax advisor to determine the particular tax consequences to you of the offer, including the applicability and effect of state, local, foreign and other tax laws.

15. Extension of the Offer; Termination; Amendment.

   Grubb & Ellis expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by Grubb & Ellis to have occurred, to extend the period of time the offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. Grubb & Ellis also expressly reserves the right, in its sole discretion, to terminate the offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. The Company's reservation of the right to delay payment for shares which it has accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that Grubb & Ellis must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, Grubb & Ellis further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by Grubb & Ellis to have occurred, to amend the offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the offer to holders of shares or by decreasing or increasing the number of shares being sought in the offer). Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which Grubb & Ellis may choose to make a public announcement, except as required by applicable law, Grubb & Ellis will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service.

   If Grubb & Ellis materially changes the terms of the offer or the information concerning the offer, or if it waives a material condition of the offer, Grubb & Ellis will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

  (1) Grubb & Ellis increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the offer and, in the event of an increase in the number of shares being sought, the increase exceeds 2% of the outstanding shares, and

  (2) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then in each case the offer will be extended until the expiration of the period of ten business days. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16. Fees and Expenses.

   Grubb & Ellis has retained BAS to act as its financial advisor in connection with the strategic review referred to in Section 2 and as the Dealer Manager in connection with the offer. BAS will receive, for its services, a fee of $250,000, earned upon commencement of the offer and payable no later than the Expiration Date. Grubb & Ellis also has agreed to reimburse BAS for reasonable out-of-pocket expenses incurred in connection with the offer, including reasonable fees and expenses of counsel, and to indemnify BAS against liabilities in connection with the offer, including liabilities under the federal securities laws.

   Grubb & Ellis has retained Morrow & Co., Inc., to act as Information Agent and Computershare Trust Company of New York to act as Depositary in connection with the offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by Grubb & Ellis for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the offer, including liabilities under the federal securities laws.

   E*TRADE Business Solutions acts as the administrator of the ESPP and the Stock Option Plans. E*TRADE Business Solutions will receive reasonable and customary compensation for its services as plan administrator in connection with the offer and will be reimbursed for certain out-of-pocket costs.

   Fidelity Management Trust Company acts as the Trustee of the Grubb & Ellis 401(k) Plan. Fidelity Management Trust Company will receive from Grubb & Ellis its customary fees for its services in connection with the offer and will be reimbursed for certain out-of-pocket costs.

   Grubb & Ellis will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent, E*TRADE as the administrator of the ESPP and the Stock Option Plans and Fidelity Management Trust Company as Trustee of the 401(k) Plan as described above) for soliciting tenders of shares pursuant to the offer. Stockholders holding shares through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if stockholders tender shares through the brokers, dealers and other nominee stockholders and not directly to the Depositary. Grubb & Ellis will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Grubb & Ellis, the Dealer Manager, the Information Agent or the Depositary for purposes of the offer. Grubb & Ellis will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17. Miscellaneous.

   Grubb & Ellis is not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If Grubb & Ellis becomes aware of any jurisdiction where the making of the offer or the acceptance of shares pursuant to the offer is not in compliance with any valid applicable law, Grubb & Ellis will make a good faith effort to comply with the applicable law. If, after a good faith effort, Grubb & Ellis cannot comply with the applicable law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on Grubb & Ellis' behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

   Pursuant to Rule 13e-4 promulgated under the Exchange Act, Grubb & Ellis has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in
Section 10 with respect to information concerning Grubb & Ellis.

   You should rely only on the information contained in this document or to which we have referred you. Grubb & Ellis has not authorized anyone to provide you with information or make any representation on behalf of Grubb & Ellis in connection with the offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the offer. If given or made, you should not rely on that information or representation as having been authorized by Grubb & Ellis or the Dealer Manager.

                                          Grubb & Ellis Company

December 15, 2000

   Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary.

                       The Depositary for the offer is:

                    COMPUTERSHARE TRUST COMPANY OF NEW YORK

                  By Mail:                             By Hand or Overnight Delivery:
         Computershare Trust Company                    Computershare Trust Company
                 of New York                                    of New York
             Wall Street Station                             Wall Street Plaza
                P.O. Box 1023                            88 Pine Street--19th Floor
           New York, NY 10268-1023                           New York, NY 10005

                            Facsimile Transmission:
                                (212) 701-7636
                                  Telephone:
                                (212) 701-7624

   You may request additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery and direct questions and requests for assistance to the Information Agent at its address and telephone number set forth below.

                    The Information Agent for the offer is:

                              MORROW & CO., INC.

                                445 Park Avenue
                                   5th Floor
                           New York, New York 10022
                         Call Collect: (212) 754-8000
                Banks and Brokerage Firms Call: (800) 654-2468

                   Stockholders Please Call: (800) 607-0088

                     The Dealer Manager for the offer is:

                        BANC OF AMERICA SECURITIES LLC

                               9 W. 57th Street
                               New York NY 10019
                                (212) 583-8537
                           1-888-583-8900 ext. 8537